Exhibit 99.1

FOR RELEASE December 10, 2012

StanCorp Financial Group, Inc. Appoints Debora D. Horvath to Board of Directors

PORTLAND, Ore. — December 10, 2012 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) has appointed Debora D. Horvath to its Board of Directors effective December 7, 2012.

“Debora’s business leadership experience and extensive knowledge of information systems will be a great resource to StanCorp and its Board of Directors,” said Greg Ness, chairman, president and chief executive officer.

Horvath is currently the principal and founder of Horvath Consulting LLC. From 2008 to 2010, Horvath was executive vice president for JP Morgan Chase & Co. From 2004 to 2008, Horvath was executive vice president and chief information officer for Washington Mutual, Inc. Horvath, a 25-year veteran from GE, also served 12 years as senior vice president and chief information officer for the GE Insurance businesses.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com